AGREEMENT setting forth the terms and conditions upon which TIBER CREEK CORPORATION ("Tiber Creek") is engaged by FIRST RATE STAFFING, together with any successors (collectively "First Rate") to effect transactions ("the Transactions") intended to combine First Rate with a United States reporting company ("the Reporting Company") and for related matters.

1. SERVICES PROVIDED.

Following its engagement, Tiber Creek and its affiliates will:

1.1. Discuss with First Rate the structure of the Transactions and actions to be taken by First Rate in preparation for the completion of the Transactions;

1.2. Transfer control of the Reporting Company to First Rate;

1.3. Prepare the agreement for the acquisition of First Rate by the Reporting Company by merger, stock-for-stock exchange or stock-for-asset exchange as directed by First Rate ("Business Combination Agreement");

1.4. Combine First Rate with the Reporting Company ("the Business Combination");

1.5. Prepare and file with the Securities and Exchange Commission Forms 8-K describing the change in control of the Reporting Company and the Business Combination, as each occurs;

1.6. Following the Business Combination, prepare and file with the Securities and Exchange Commission an appropriate form of registration statement under the Securities Act of 1933 ("Registration Statement") and all required amendments registering such securities of the Reporting Company as First Rate shall designate;

1.7. Provide for the filing by a market maker of a Form 15c-211 for the quotation or listing of First Rate's securities for public trading on stock exchanges for which its securities are then eligible;

1.8. Assist in establishing and maintaining relationships with market makers and broker-dealers.

1.9. Take other actions appropriate to completion of the Transactions as contemplated by this agreement.

2. BUSINESS COMBINATION.

2.1. Tiber Creek will provide, at its expense, the Reporting Company, which will have audited financial statements showing no material assets or liabilities, which will have registered its common stock under §12(g) of the Securities Exchange Act of 1934 ("the 1934 Act"), and which will be current in its reporting requirements under §13 of the 1934 Act.

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CW 4/6/2012

2.2. The Reporting Company will have authorized capital of 100,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share, of which 20,000,000 common shares have been issued and no preferred shares.

2.3. Upon the change in control of the Reporting Company there will be issued to First Rate the amount of common stock and other securities of the Reporting Company as shall be designated by First Rate. The officers and directors selected by First Rate will become the officers and directors of the Reporting Company. The name of the Reporting Company following the change in control will be chosen by First Rate.

2.4. The existing shareholders of the Reporting Company will retain 500,000 common shares of the Reporting Company("the Shareholder Shares"). The Shareholder Shares shall be included in the Registration Statement.

2.5. The Reporting Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of the Shareholder Shares.

2.6. Nothing in this agreement shall prevent the Reporting Company from diluting the stock ownership of Tiber Creek by issuing additional common stock to other persons at any time.

3. PAYMENTS.

3.1. In full satisfaction for the services of Tiber Creek and its affiliates in regard to the Transactions described in section 1 of this agreement, First Rate will pay to Tiber Creek the amount of $65,000 as provided herein.

3.2. First Rate shall pay $45,000 to Tiber Creek upon the execution of this agreement and $20,000 when the securities of the Reporting Company begin to trade on a public market.

3.3. The first payment hereof shall be held in escrow until the change in control to First Rate of the Reporting Company and if, for any reason, the change in control does not occur then the full amount of such payment will be returned to First Rate and this agreement will then be null and void for all purposes except for the terms of Paragraph 11.

4. EXPENSES.

4.1. Tiber Creek will bear its expenses incurred in regard to the Transactions, including, without limitation, travel, telephone, duplication costs, and postage.

4.2. First Rate will pay its own and third-party expenses (other than those of Tiber Creek) including, without limitation, Federal, state and stock exchange filing fees, underwriting and market making costs, corporate financial relations, accounting fees, duplicating costs and other expenses of the Reporting Company. Tiber Creek will not incur any expenses on behalf of the Reporting Company unless permitted to do so in writing.

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5. AFFILIATES.

5.1. In order to better carry out the Transactions, Tiber Creek may assign the performance of all or parts of this agreement to one or more of its affiliates or other persons, and pay such affiliates or other persons from the amounts received by Tiber Creek under this agreement. An assignment will not relieve Tiber Creek of any of its obligations under this agreement.

5.2. First Rate understands that legal services arising from this agreement will be performed by the law firm of Cassidy & Associates, which is an affiliate of Tiber Creek. Tiber Creek will pay all costs and expenses of Cassidy & Associates.

6. UNDERSTANDINGS OF FIRST RATE AS A REPORTING COMPANY.

6.1. First Rate agrees that it will timely take all steps necessary to complete the Transactions to include, without limitation, causing audited financial statements to be prepared in proper form for First Rate; obtaining consents of the Board of Directors and the shareholders of First Rate, as required; causing all necessary documents to be properly and timely prepared, executed, approved or ratified, and filed, as appropriate; making timely and fully all required payments related to the registration and listing of the Reporting Company's securities for public trading, including filing fees; and timely taking all other actions reasonably required of it to complete the Transactions.

6.2. In the event that at any time prior to their completion First Rate determines not to continue with the Transactions Tiber Creek hereby grants to First Rate the right to buyout the interest of Tiber Creek in this agreement on the terms contained herein, in which case Tiber Creek agrees not to seek specific enforcement of this agreement. In the event that First Rate elects not to continue with the Transactions (or if First Rate does not timely take all such steps and do all such things as may be reasonably required of it to complete the Transactions) Tiber Creek will be entitled to (i) retain the securities in First Rate acquired or to be acquired by Tiber Creek or its affiliates under this agreement as though the Business Combination had occurred and (ii) receive in full all payments to be due to it or its affiliates through and upon completion of the Transactions as though those events had occurred. Upon payment of the buyout fee provided for herein, all obligations of the parties under this agreement will cease except for obligations which expressly or by their nature survive termination.

7. PERFORMANCE OF SERVICES BY OTHERS.

From time to time, the achievement of certain results desired by the Reporting Company, including the promotion of interest in its public securities, may be enhanced by the services of other parties. These parties may include consultants, advertising agencies, financial analysts and similar persons who may, directly or indirectly, assist in creating interest in the Reporting Company's securities. All compensation, costs and expenses of such parties, if engaged by the Reporting Company, will be borne by it.

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8. ACTIONS AND UNDERSTANDINGS FOLLOWING THE BUSINESS COMBINATION.

8.1. First Rate understands the obligations and responsibilities that will arise in regard to its becoming a reporting company and the trading of its securities in the public market. First Rate understands that in order to achieve the greatest market interest in its securities it, its officers and its directors, all or some, will be required to continuously interact with the financial community. This interaction will include, without limitation, timely filing of reports under the Securities Exchange Act of 1934, including audited financial statements; annual reports to shareholders and shareholder meetings; issuing periodic press releases; and meetings and discussions with existing and prospective brokers, market makers, investment bankers and institutions.

8.2. First Rate understands that the completion of the Transactions will not, in itself, result in capital investment in the Reporting Company. The public status of the Reporting Company and its introduction to market makers and others in the financial community may result in investment interest. However, investment interest will depend upon the success of the Reporting Company, market conditions and other factors over which neither Tiber Creek nor its affiliates have any control.

8.3. First Rate understands that the ultimate judgement of the financial community of the investment merits of the Reporting Company will depend upon the Reporting Company's ability to successfully carry out its business plans and operations, to operate at a profit and similar business considerations. First Rate represents in good faith that it currently has no reason to believe that it will not be able to complete the Transactions and to achieve its business objectives.

8.4. First Rate understands that the first trading in the Reporting Company's securities may be limited, and that to increase the amount, depth and market price of its securities will require both time and effort by the Reporting Company to develop relations with market makers and to create strong and stable trading of the Reporting Company's securities.

9. COMPLIANCE WITH SECURITIES LAW.

Under the securities laws:

9.1. First Rate and its affiliates will need to furnish all information and documents concerning it and its affiliates required for the preparation and filing of the Registration Statement by the Reporting Company which information must be complete and accurate and not contain any material misstatement or omit any material information.

9.2. The Reporting Company must at all times observe and comply with Federal and state securities laws, rules and regulations incident to the issuance and trading of its securities and must take all steps reasonably required within its control to prohibit any persons, whether or not affiliated with the Reporting Company, from engaging in any transactions in contravention of such laws, rules and regulations.

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CN 4/06/2012

9.3. First Rate and its affiliates must not at any time knowingly engage in any activity which would constitute a prohibited market manipulation of the securities of the Reporting Company and will need to take all steps reasonably required within its control to prohibit any officer, director, other affiliate, agent or employee from engaging in such conduct.

9.4. The Reporting Company should not issue any securities to any person for the promotion or maintenance of a trading market in the Reporting Company's securities without first receiving an opinion of qualified counsel that such issuance will be in accord with securities laws, rules and regulations and should not, directly or indirectly, receive from such persons any capital by loan, investment or otherwise resulting from the sale or pledge of such securities.

10. NOTICES.

Any notices required or permitted under this agreement shall be deemed to have been given when delivered in writing by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each party in the manner provided for in this paragraph.

In the case of First Rate to

First Rate Staffing
12631 Imperial Highway
Suite A205
Santa Fe Springs, California 90670

In the case of Tiber Creek to

Tiber Creek Corporation
9454 Wilshire Boulevard
Suite 612
Beverly Hills, California 90212

11. DISPUTES.

11.1. Any disputes between the parties arising from this agreement (except for requests for equitable or injunctive relief), whether directly or indirectly, and based upon any cause or causes of action, shall be decided by the American Arbitration Association within Los Angeles County, California or such other place where Tiber Creek may then have its headquarters provided only that such place shall be within the United States. Each party shall pay its own costs of arbitration, including its attorneys' fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable. The provisions of this paragraph shall survive the termination of this agreement for any reason.

CB JML 4/06/2012.

11.2. This section shall apply to claims against any officer, director, agent or affiliate of either party provided only that such person shall consent to the terms of arbitration contained herein.

12. CONFIDENTIALITY.

As a result of entering into this agreement the parties might have access to information which the parties regard as confidential and proprietary. The parties agree that neither will, except as reasonably required pursuant to this agreement, use itself, or divulge, furnish, or make accessible to any person any confidential knowledge, knowhow, techniques, or information with respect to the other party unless agreed to in writing by that party.

13. TERMINATION.

13.1. Tiber Creek may terminate this agreement at its election, without further obligation or liability, at any time (i) that Tiber Creek has a reasonable basis to believe that any aspect of the Transactions would constitute a fraud or deception on the market or (ii) that First Rate fails to meet its obligations under this agreement in a manner which would constitute a material breach.

13.2. First Rate may terminate this agreement at its election, without further obligation or liability, at any time that Tiber Creek fails to meet its obligations under this agreement in a manner which would constitute a material breach.

13.3. In the case of any claim of a material breach the party claimed against shall have 45 days following notice of a claim to cure such breach unless such breach, by its nature, cannot be cured.

14. MISCELLANEOUS.

14.1. COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

14.2. SCOPE OF AGREEMENT. This agreement constitutes the entire understanding of the parties. No undertakings, warranties or representations have been made other than as contained herein, and no party shall assert otherwise. This agreement may not be changed or amended orally.

14.3. CURRENCY. All references to currency in this agreement are to United States Dollars.

14.4. REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

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4/06/2012

14.5. RATIFICATION BY THE REPORTING COMPANY. The parties will cause the Reporting Company to ratify and accept this agreement so that it constitutes a binding obligation between the Reporting Company and Tiber Creek according to its terms.

15. EFFECTIVE DATE.

The effective date of this agreement is ~~March 22~~ 4/06, 2012.

IN WITNESS WHEREOF, the parties have approved and executed this agreement.

TIBER CREEK CORPORATION

JAMES M CASSIDY

President

FIRST RATE STAFFING

President

JUC 4/06/2012